United States securities and exchange commission logo





                     June 12, 2024

       W. Troy Rudd
       Chief Executive Officer
       AECOM
       13355 Noel Road
       Dallas, TX 75240

                                                        Re: AECOM
                                                            Form 10-K for
Fiscal Year Ended September 20, 2023
                                                            File No. 000-52423

       Dear W. Troy Rudd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services